UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 28, 2005
Siebel Systems, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-20725 (Commission File Number)	94-3187233 (IRS Employer Identification No.)
2207 Bridgepointe Parkway
San Mateo, CA 94404
(Address of principal executive offices, including zip code)
(650) 477-5000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Corrections to the Merger Agreement
Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 2.1
EXHIBIT 10.1

Item 1.01. Entry into a Material Definitive Agreement.
Amendment of Senior Executive Retention Benefit Plan
On May 20, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Siebel Systems, Inc. (“Siebel”) approved the adoption of the Senior Executive Benefit Plan (the “Plan”).
On August 28, 2005, the Committee approved an amendment to the Plan relating to definitions and other terms related to the payment of benefits in connection with certain involuntary terminations and voluntary resignations of Senior Executives (as defined in the Plan). The Company believes that the Plan, as amended, is materially consistent with the terms provided by comparable companies while continuing to attract, motivate and retain Company executive officers.
The amendment to the Plan was effective on August 28, 2005, except in foreign jurisdictions where applicable laws require prior review of the amendment to the Plan, such as review by a works council or other collective organization. In such cases, the amended Plan shall not become effective in such jurisdiction until such time as such organization has an opportunity to review and comment on the amendment to the Plan, and until any modifications are made by the appropriate officers of the Company, as they deem necessary or advisable.
Additional terms and conditions are set forth in the Plan, a copy of which is filed with this report as Exhibit 10.1. The foregoing descriptions are subject to, and qualified in their entirety by, the Plan.
Corrections to Merger Agreement
On September 12, 2005, Oracle Corporation (“Oracle”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Siebel. The Merger Agreement has been revised to correct the total number of Siebel outstanding and exercisable options, which was overstated due to typographical errors, and to correct certain other typographical errors. A copy of the Merger Agreement, as corrected, is attached hereto as Exhibit 2.1 and is incorporated herein by reference.
Item 8.01. Other Events.
On September 12, 2005, Siebel and members its board of directors were named in a purported class action complaint filed in California in the San Mateo County Superior Court. The case is captioned Showers v. Siebel et al., No. CIV 449535. The complaint alleges that defendants entered into an agreement for the purchase of Siebel without having performed an active auction or conducted open bidding procedures for sale of Siebel, and that the consideration to be paid pursuant to the acquisition agreement is inadequate. The complaint also alleges that the individuals named as defendants have acted and are acting contrary to their duty to seek to maximize stockholder value and contrary to their fiduciary duties of care, loyalty, candor, and independence. The plaintiff seeks, among other things, to enjoin the proposed acquisition of Siebel by Oracle.
On September 12, 2005, another purported class action complaint was filed in the San Mateo County Superior Court against Siebel, members of its board of directors, and Oracle. The case is captioned Sheldon Miller, PC Deferred Benefits Plan v. Siebel Systems, Inc. et al., No. CIV 449534. This complaint alleges that the consideration to be paid pursuant to the acquisition agreement is inadequate and was timed to take advantage of a recent low in the value of Siebel’s share price. The complaint also alleges that the individual defendants have acted and are acting contrary to their duty to seek to maximize stockholder value and contrary to their fiduciary duty of loyalty, and that their fellow individual defendants and Oracle have aided and abetted these violations. The plaintiff seeks, among other things, to enjoin the proposed acquisition of Siebel by Oracle.
On September 15, 2005, a third purported shareholder class action complaint was filed in the San Mateo County Superior Court against Siebel, members of its board of directors, and Oracle. The case is captioned Corwin v. Siebel Systems, Inc. et al., No. CIV 449608. This complaint alleges that defendants entered into the acquisition agreement with Oracle without having conducted open bidding procedures for sale of Siebel, and that the consideration to be paid pursuant to the agreement, and in particular the premium over the share price, is inadequate. The complaint also alleges that the individual defendants have acted and are acting contrary to their duty to seek to maximize stockholder value and contrary to their fiduciary duties of loyalty and due care, and that their fellow individual defendants and Oracle have aided and abetted these violations. The plaintiff seeks, among other things, to enjoin the proposed acquisition of Siebel by Oracle.
Siebel’s management believes that the allegations in the foregoing shareholder lawsuits are without merit and intends to vigorously defend against them. However, there can be no assurance that the defendants will be successful in their defense. An unfavorable outcome in one or both of these lawsuits could prevent or delay the consummation of the acquisition, result in substantial costs to Siebel, or both. It is also possible that other, similar shareholder lawsuits may yet be filed and to the extent similar cases are filed and we believe such cases will be consolidated we do not intend to file a Form 8-K regarding these new cases. Siebel cannot estimate any possible loss from current or future litigation at this time.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits. The following exhibits are filed herewith:

Exhibit
No.	Description
2.1	Agreement and Plan of Merger among Oracle Corporation, Siebel Systems, Inc., Ozark Holding Inc., Ozark Merger Sub Inc. and Sierra Merger Sub Inc., dated September 12, 2005.
10.1	Siebel Systems, Inc. Senior Executive Retention Benefit Plan, as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIEBEL SYSTEMS, INC.
By:	/s/ Kenneth A. Goldman
	Name:	Kenneth A. Goldman
Senior Vice President, Finance and Administration and Chief Financial Officer

Dated: September 19, 2005

EXHIBIT INDEX

Exhibit
No.	Description
2.1	Agreement and Plan of Merger among Oracle Corporation, Siebel Systems, Inc., Ozark Holding Inc., Ozark Merger Sub Inc. and Sierra Merger Sub Inc., dated September 12, 2005.
10.1	Siebel Systems, Inc. Senior Executive Retention Benefit Plan, as amended.

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